Exhibit 99.1

AOL NAMES JIM WIATT AS STRATEGIC ADVISOR

Wiatt Will Serve as Consultant, Stepping Down from AOL Board to Take on New Role

New York, NY – September 8, 2010 – AOL Inc. [NYSE: AOL] announced today that Jim Wiatt, former chairman and chief executive of the William Morris Agency, will assume the new role of strategic advisor to AOL.

Wiatt, who will report directly to Chairman and CEO Tim Armstrong, will advise the company on a wide range of issues, helping to expand AOL’s development of content, partnerships and relationships across the entertainment and media worlds. Wiatt is stepping down from AOL’s Board of Directors to take on the new role, which he will begin immediately.

“Jim has made outstanding contributions to the AOL Board, but we are grateful to now have more of his time creating partnerships for AOL as we expand our focus on developing original content,” said Armstrong. “Jim moves among the great content creators of our day, and his expertise in recognizing opportunities and structuring relationships is exactly what we need.”

“I believed in this company’s vision from the moment I met Tim and the AOL team,” said Wiatt. “This is a unique opportunity, and I am excited about working closely with Tim to deliver compelling results for our consumers and advertisers.”

AOL aims to be the global leader in sourcing, creating, producing and delivering high-quality, trusted, original content to consumers. Existing content partnerships include Cambio (www.cambio.com), a new online network founded with The Jonas Group and MGX Lab, which combines original programming with interactivity to offer “entertainment 2.0” for teens. AOL is also working with A Squared Entertainment LLC, a children’s media company formed by industry and marketing veterans Andy Heyward and Amy Moynihan. A Squared and AOL have teamed to create purpose-driven entertainment brands for children featuring iconic personalities including Warren Buffett, Gisele Bündchen, Martha Stewart and the late Carl Sagan. This week, AOL and Telepictures Productions announced a partnership in which AOL and The Ellen DeGeneres Show website will share promotion, traffic and content. The partnership will expose the show’s site to the millions of AOL users who are in Ellen’s key demographic of women ages 25 to 54. Additionally, the site’s current audience, which has grown considerably over the last year, will be exposed to the depth of original content on AOL that is created for this same demographic.

“At AOL, we want to delight consumers with content that’s high quality, high impact and highly creative. We want consumers turning to the Web for entertainment that’s as good, or better, than anything they can find offline and that fits their increasingly multi-screen lifestyle,” said Armstrong.

Wiatt has worked as an independent consultant since June 2009. He previously served as Chairman and Chief Executive Officer of the William Morris Agency from 1999 until 2009, overseeing all areas of the entertainment company, including motion picture, television, music, publishing, theater, digital, sports marketing, business development, investments and corporate consulting. Before joining WMA, Wiatt was Co-Chairman and Co-CEO of International Creative Management, a talent management company. A graduate of the University of Southern California, Wiatt is a member of the Board of Councilors of the USC School of Cinematic Arts, former Chairman and current member of the Board of the Los Angeles Police Foundation and on the Board of Directors of the Music Center of Los Angeles.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contact:

Tricia Primrose

703-265-2896

E: Tricia.Primrose@teamaol.com